ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS

In this endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include Certificate.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is a "Roth IRA Contract" which is issued as an individual retirement annuity contract, which meets the requirements of Sections 408A and 408(b) of the Code. [APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [If the Owner of this Roth IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this Roth IRA Contract is an annuity contract which may be used to fund a Roth individual retirement account which meets the requirements of Sections 408(a) and 408A(b) of the Code.] This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, the applicable sections of this Contract. Also, your entire interest under the Roth IRA Contract is not forfeitable. The provisions of this Roth IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I - DEFINITIONS

The following is added at the end of the existing definition:

SECTION 1.01 - ANNUITANT:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code.

The existing definition is replaced by the following:

SECTION 1.20  OWNER

 "Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL ROTH IRA OWNER] [Where the contract is purchased to fund a Roth individual retirement account under Sections 408(a) and 408A(b) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.]


E-2005IML-ROTH

The following definition is added:

SECTION 1.24A  REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments " means the payments from or with respect to this Contract which are required by Sections 408(b) and 401(a)(9) of the Code and are discussed in Section 8.08, "Required Minimum Distributions".

PART III - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of the existing provision:

SECTION 3.02  LIMITS ON CONTRIBUTIONS

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

Except as otherwise indicated in this Section or the Data Pages, we will accept only rollover Contributions from another Roth IRA or direct custodian-to-custodian transfers from another Roth individual retirement account or another Roth individual retirement annuity contract which meets the requirements of Sections 408 and 408A of the Code. We do not accept regular Roth IRA contributions out of current compensation. We do not accept conversion rollover contributions from a traditional IRA to this Contract.

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2 year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

PART VII - PAYMENT UPON DEATH

SECTION 7.01 BENEFICIARY:

The following sentence is added at the end of the third paragraph of the existing section:

Unless you specifically elect in writing otherwise, we will treat each beneficiary's share of the death benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.




E-2005IML-ROTH                  2

SECTION 7.02 PAYMENT UPON DEATH:

The following is added at the end of the existing provision:

Payment upon death is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code. See Part VIII, "Annuity Benefits and Required Minimum Distributions".

Under either of the following two alternative circumstances, a death benefit payable as described in this Section will not be paid at your death before a supplementary contract has been issued and the coverage under this Contract (not including the [Retirement Income for Life] Benefit) will continue as described in paragraphs (1) or (2) below, whichever is applicable:

(1) If you are married at the time of your death, and the only person named as your Beneficiary under Section 7.01 of the Contract is your surviving spouse, and your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract, then no death benefit will become payable until after your surviving spouse's death. Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in Section 7.02, to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. The Successor Owner Annuitant who elects to continue the Contract may not make any Contributions to the Contract.

(2) If the "Beneficiary Continuation Option" described in Section 7.04 is in effect.

         [APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]
         If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Section "you" refers to the Annuitant and your spouse can be named successor Annuitant.

Effect of Divorce on Required Payments at Death

If the Contract is issued as a Joint Life Contract, you and your spouse named as Successor Owner subsequently divorce, and the Contract is not split, then the following applies on your death before a supplementary contract has been issued. (On your death after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.)



E-2005IML-ROTH                          3

         Payments will be made to the surviving Successor Owner, not the Beneficiary, in accordance with Section 8.08B, "Minimum Distribution Rules - Required Payments After Death."

         The surviving Successor Owner may elect the Beneficiary Continuation Option described in Section 7.04.

         If the surviving Successor Owner elects to take distribution of the entire interest in the Contract by the end of the calendar year containing the fifth anniversary of your death, in accordance with paragraph (b)(3) of Section 8.08B, then he/she has the option to terminate the [Retirement Income for Life] Benefit on written request to us.

If the former spouse named as the Successor Owner is the first to die, there is no effect on the payments.

The following section is added:

SECTION 7.04  BENEFICIARY CONTINUATION OPTION:

Except as otherwise provided herein, this Section will apply only if you die before a supplementary contract has been issued and a death benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the death benefit described in the Section 7.02 is payable to the Beneficiary.

This Section 7.04 applies to a non-individual Beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in Section 7.01, the successor Annuitant is the oldest beneficiary of such trust.

If this Section 7.04 applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to Section 7.01.


E-2005IML-ROTH                          4

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. The continuation of your Contract does not include the [Retirement Income for Life] Benefit, which terminates at your death. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay that Beneficiary's share of the death benefit pursuant to Section 7.02 in a single sum.

     a. Each Continuation Beneficiary will automatically become the Annuitant as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under Section 7.01 the "Beneficiary" section of the Contract that we not separately account for each Beneficiary's portion of the interest in the Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of calculating the Required Minimum Distribution payments in Section 8.08B (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit, and the Continuation Beneficiary's share of the interest in the Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in the Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to the Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Contract will be made in accordance with requirements described in Section 8.08B (Minimum Distribution Rules-Required Payments After Death).

     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.




E-2005IML-ROTH                          5

     g. Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Section 8.08B (Minimum Distribution Rules-Required Payments After Death).

     h. The Continuation Beneficiary may not assign his/her share of the interest in the Contract. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

PART VIII - ANNUITY BENEFITS

The title of this Part is changed to "Annuity Benefits and Required Minimum Distributions".

The following section is added:

SECTION 8.08B  REQUIRED MINIMUM DISTRIBUTION RULES--REQUIRED PAYMENTS AFTER
DEATH:

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

No amount is required to be distributed prior to your death.

     (a) Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract will be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the Regulations thereunder, the provisions of which are herein incorporated by reference.

         Prior to the date that the Contract is annuitized, distribution of your interest in this Contract (as determined under paragraph (c) of this Section 8.08B) must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the Regulations thereunder.

     (b) Upon your death your entire interest in this Contract will be distributed at least as rapidly as follows:


E-2005IML-ROTH                          6

         (1) If the designated beneficiary is someone other than your surviving spouse, as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to the distribution of your entire interest, in accordance with paragraph (b)(3) of this Section 8.08B below.

         (2) If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70-1/2, if later), over your surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Section 8.08B below. If your surviving spouse dies before these required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over the remaining life expectancy of your surviving spouse's designated beneficiary, determined using such beneficiary's age as of his or her birthday in the year following the death of your surviving spouse. In the alternative, your surviving spouse's designated beneficiary may elect to take distribution of your entire interest in accordance with paragraph (b)(3) of this Section 8.08B below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under the Contract.

         (3) If there is no individual designated as beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this
                  Section 8.08B above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of your surviving spouse's death before distributions are required to begin under paragraph (b)(2) of this Section 8.08B above).


E-2005IML-ROTH                          7

         (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to your surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your surviving spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Section 8.08B and reduced by 1 for each subsequent year.

     (c) Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits that will be provided under this Roth IRA Contract, such as survivor benefits in excess of the dollar amount credited.

     (d) For purposes of paragraph (b)(2) of this Section 8.08B above, required distributions are considered to commence on the date distributions are required to begin to your surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation thereto, then required distributions are considered to commence on the annuity starting date.

     (e) If the designated beneficiary is your surviving spouse, and a Successor Owner and Annuitant option (described in Section 7.02) is elected, or if the Contract is issued as a Joint Life Contract, and the Successor Owner named in the Contract is also your spouse at death, distribution of your interest need not be made until after your surviving spouse's death.



E-2005IML-ROTH                          8

PART X - GENERAL PROVISIONS

The following is added at the end of the existing section:

SECTION 10.02  STATUTORY COMPLIANCE

If an annuity under the Contract fails to qualify as a Roth individual retirement annuity under Sections 408(b) and 408A(b) of the Code, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before a supplementary contract has been issued. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to a Roth individual retirement annuity which meets the terms of Sections 408(b) and 408A(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

The following is added at the end of the existing section:

SECTION 10.04  REPORTS AND NOTICES

We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

The existing provision is replaced by the following:

SECTION 10.05  ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

You may not transfer this Contract.

Your rights under this Contract may not be assigned, pledged or transferred except as required by law. You may not name a new Owner, except as described in this Endorsement in relation to Payment Upon Death.

NEW YORK,

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condron            /s/Pauline Sherman
-------------------------            ------------------
Christopher M. Condron               Pauline Sherman
President, Chairman and              Senior Vice President, Secretary
Chief Executive Officer              and Associate General Counsel



E-2005IML-ROTH                         9